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                                                                    EXHIBIT 5.1


                            [ROPES & GRAY LETTERHEAD]



                                      October 9, 1996




The Neiman Marcus Group, Inc.
27 Boylston Street
Chesnut Hill, Massachusetts 02167

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of up to 9,200,000 shares of Common Stock, $0.01 par value (the "Shares"), of The Neiman Marcus Group, Inc., a Delaware corporation (the "Company"). The shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Salomon Brothers, Inc., as representatives of the U.S. Underwriters named in Schedule I to the Underwriting Agreement, and Morgan Stanley & Co. International, Goldman Sachs International and Salomon Brothers International Limited, as representatives of the International Underwriters named in Schedule II to the Underwriting Agreement.

     We have acted as counsel for the Company in connection with the issue and sale by the Company of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

     Based upon the foregoing, we are of the opinion that, the Shares have been duly authorized and, when issued and sold by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.



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The Neiman Marcus Group, Inc.            -2-                    October 9, 1996



     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

     This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


                                            Very truly yours,




                                            Ropes & Gray